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                                                                    Exhibit 10.3

                               ROY F. WESTON, INC.

                               SEVERANCE AGREEMENT




      Severance Agreement ("Agreement") made May 22, 1997 between Roy F. Weston, Inc., a Pennsylvania corporation, ("Weston") and Peter J. Marks ("Marks").

                                   BACKGROUND

      Marks is currently Weston's Executive Vice President and Chief Operating Officer.

      Weston and Marks have entered into (i) seven separate Non-Qualified Stock Option Agreements covering grants made on each of May 20, 1990, March 31, 1992, February 8, 1993, February 14, 1994, February 13, 1995, February 26, 1996 and February 18, 1997, respectively, attached hereto as Exhibits A-1 through A-7, and (ii) a Supplemental Retirement Agreement dated as of December 31, 1989, attached hereto as Exhibit B. The agreements referred to in the preceding sentence are collectively referred to as the "Benefit Agreements".

      As a result of the change in the composition of Weston's Board of Directors, Weston and Marks agree that it would serve the best interests of each to provide Marks with certain additional benefits in consideration of Marks' agreement to terminate his employment with Weston.
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                                    AGREEMENT

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

            1. Resignation Date. Effective May 30, 1997, Marks shall resign from his employment with Weston and from his position as Weston's Executive Vice President and Chief Operating Officer.

            2. Severance Benefits and Payment Conditions. In consideration of Marks' resignation, Marks shall receive the severance benefits set forth herein provided Marks satisfies each of his agreements and undertakings under Sections 3 and 4 hereof. Marks' entitlements under the Benefit Agreements and any employee benefit plan, including Weston's vacation plan, applicable to a class of Weston employees which includes Marks shall be as provided for therein without regard to this Agreement, except as expressly provided under Section 2 or 3 hereof. The severance benefits under this Agreement are as set forth below:

                  (a) Salary Continuation. Weston shall pay Marks at the rate of $17,081 per month for sixteen months, effective as of June 1, 1997 and ending September 30, 1998. Weston shall make installment payments to Marks on its regular payroll dates during such sixteen-month period. If Marks dies before the last payment, the remaining payments shall be paid to his estate. The salary continuation payments hereunder shall be in lieu of any benefit or amount otherwise payable on account of employment termination under any Weston severance plan or program or any employment agreement between Weston and Marks.

                  (b) Automobile. Weston shall permit Marks to use the automobile which it currently has under lease for his use and shall pay expenses associated therewith that it currently pays, until November 30, 1997.


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                  (c) Salary-At-Risk. Weston shall pay Marks the amount he
earned under its Salary-At-Risk Program for the calendar quarters ended March 31, 1997 and June 30, 1997, if any. Weston shall make the payment on or about the date Weston makes Salary-At-Risk payments to participating employees.

                  (d) Supplemental Retirement Agreement. The annual amount payable under the Supplemental Retirement Agreement commencing June 1, 1997 shall be $16,000, payable in monthly installments for 15 years. For purposes of the Supplemental Retirement Agreement, Marks' termination shall be treated as an involuntary termination which is not for cause.

                  (e) Medical Benefits. Weston shall provide medical, dental and prescription plan benefits for Marks on the same basis as in effect for active employees until September 30, 1998 or until he sooner elects that such coverages cease. After such period, Marks may elect continuation coverage completely at his own expense as provided by law.

                  (g) Outplacement. Weston shall provide Marks $20,000 for outplacement services, as designated in writing by Marks, and if no such designation has been furnished by Marks by June 30, 1997, Weston shall pay the sum of $20,000 to Marks.

            3.    Marks' Agreements and Undertakings.

                  (a) Cooperation Requirement. During the severance period (June 1, 1997 through September 30, 1998), at Weston's reasonable request, Marks shall provide Weston such information pertaining to his employment with Weston as he may have and assist Weston to transfer his duties to such successor or successors as Weston may designate. Weston shall reimburse Marks for all reasonable expenses he incurs in fulfilling his obligations under the preceding sentence.

                  (b) Non-Competition Requirement. Weston's obligation to make payments or provide benefits under Section 2, including all payments


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under the Supplemental Retirement Agreement, shall terminate and Weston shall have all of the rights and remedies provided for under subsection 3(c) as well as restitution of payments made or the cost of benefits provided hereunder if Marks, without Weston's prior written approval, either directly or indirectly, for his own account or for the account of another person or entity, during the sixteen-month severance period (June 1, 1997 through September 30, 1998)

                        (i) acquires or holds a 5% equity or profit interest in any competitor of Weston or any business in which Weston owns directly or indirectly at least 50% of the equity interests or 50% of the profit interests;

                        (ii) solicits, recruits, hires, or otherwise induces any other Weston employee to leave the employment of Weston or induces such Weston employee to become an employee or otherwise become associated with any company or business other than Weston;

                        (iii) discloses, divulges, furnishes or otherwise makes available any "Trade Secrets" or "Documents" of Weston to any third party except as Weston authorizes. Marks acknowledges that Weston's business, services, and technologies are highly specialized, that the identity and particular needs of Weston's customers and suppliers are not generally known, and that the documents and information regarding Weston's customers, suppliers, services, methods of operation, sales, pricing, and costs are highly confidential and constitute trade secrets ("Trade Secrets"). Further, Marks agrees that all memoranda, notes, correspondence, records, articles, publications, studies, drawings, specifications, reports, computer programs in any format, project management systems, proposals, photographs, films, tapes, graphic matter, and other related documents ("Documents") which are made, compiled, authored or co-authored by, or distributed or made available to Marks while employed by Weston shall remain the sole and exclusive property of


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Weston.  Marks agrees that he does not have any proprietary interest in the
Documents and shall deliver the same to Weston upon termination of his employment.

                        (iv) solicits the trade or patronage of any Weston clients or prospective clients to whom there are pending proposals regardless of the location of such clients or prospective clients with respect to any technologies, services, products, Trade Secrets, or other matters in which Weston is active. Such restrictions shall only apply to clients that Marks had direct or indirect contact with while employed at Weston or to technologies, services, products or Trade Secrets that Marks was involved with or had access to while employed at Weston.

                  (c) Injunctive Relief. Marks acknowledges the reasonableness of each of the conditions and restrictions of this Section 3, including, without limitation, the duration of time for which they apply, and that Weston will suffer irreparable injury, not readily susceptible to valuation in monetary damages, if Marks breaches any obligations under this Section. Accordingly, Marks agrees that Weston will be entitled to injunctive relief against any breach or prospective breach by Marks. Marks hereby submits to the jurisdiction of the courts in the Commonwealth of Pennsylvania.

                  (d) Relief. Marks and Weston shall deliver a release to each other in the form attached hereto as Exhibit C.

            4. Mutual Agreement and Undertaking. Weston and Marks agree that each shall refrain from any communication of any kind or in any form which could reasonably be construed as detrimental to the other and, with respect to Marks' communications, to Weston's directors, officers or employees. In the course of any legal or administrative proceedings both parties shall at all times tell the truth. In addition, Weston agrees to


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provide Marks with a letter of reference in the form attached hereto as Exhibit
D.

            5. Acceleration Election. Weston may, at its option, at any time or from time to time, in its absolute and sole discretion, accelerate the time and the manner of making any one or more payments required by this Agreement.

            6. Non-Alienation. None of the rights or payments contemplated under this Agreement may be sold, given away, assigned, transferred, pledged, mortgaged, alienated, hypothecated or in any way encumbered or disposed of by Marks, or any executor, administrator, heir, legatee, distributee, relative or any other person or entity, whether or not in being, claiming under Marks by virtue of this Agreement, and none of the rights or benefits contemplated by this Agreement shall be subject to execution, attachment or similar process. Any sale, gift, assignment, transfer, pledge, mortgage, alienation, hypothecation or encumbrance, or other disposition of this Agreement or of such rights or benefits contrary to the foregoing provisions, or the levy or any attachment or similar process thereon, shall be null and void and without effect.

            7. Taxes. Weston shall withhold from payments to Marks and remit to the appropriate government agencies such payroll taxes and income withholding as Weston determines is or may be necessary under applicable law with respect to amounts paid under this Agreement.

            8. General Obligation. The rights and benefits of Marks hereunder shall be solely those of an unsecured creditor of Weston.

            9. Waiver of Breach. Weston's failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall Weston's waiver or relinquishment of any right or power hereunder at any one or more times be


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deemed a waiver or relinquishment of such right or power at any other time or times.

            10. Modification. This Agreement shall not be modified or amended except by written instrument duly executed by Weston and Marks.

            11. Severability. If any clause, sentence, paragraph, section, or part of this Agreement shall be held by any court of competent jurisdiction to be invalid, such judgment shall not affect, impair or invalidate any of the other parts hereof.

            12. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either hand-delivered to the addressee or sent by registered or certified mail, if to Marks, to Marks' address as shown on Weston's books, and if to Weston, addressed to Weston's Chief Executive Officer at Weston's principal business office located at One Weston Way, West Chester, Pennsylvania 19380-1499 or such other address as Weston or Marks may designate in writing.

            13. Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in the City of Philadelphia in accordance with the rules of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding upon the parties, and judgment upon the decision rendered in such arbitration may be entered in any court having jurisdiction.

            14. Binding Agreement. This Agreement shall inure to the benefit of and be binding upon Weston and its successors and upon Marks, his heirs and legal representatives. This Agreement shall not be assignable by Marks and shall be assignable by Weston only to a person or entity which may become a successor in interest to Weston and which is bound hereby.


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            15.   Captions.  The captions of the various provisions shall not be deemed a part of this Agreement and shall not be construed in any way to limit the contents hereof but are inserted herein only for reference and for convenience of the parties.

            16. Governing State Law. This Agreement may be executed at different times in different places, but all questions concerning the construction or validity hereof, or relating to performance hereunder, shall be determined in accordance with the laws of the Commonwealth of Pennsylvania.

            17. No Changes. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements and undertakings, written or oral.

      IN WITNESS WHEREOF, Weston has caused this Agreement to be executed by its duly authorized officers, and Marks has hereunto set his hand and seal as of the day and year first above written.


ATTEST:                                   ROY F. WESTON, INC.



s/Arnold P. Borish                              By: s/William J. Marrazzo
--------------------------------                    ---------------------------
Secretary


(SEAL)


                                                    s/Peter J. Marks
                                                    ---------------------------
                                                    Peter J. Marks


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